As filed with the Securities and Exchange Commission on May 4, 2000
                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                       Under the Securities Act of 1933

                                 MOTOROLA, INC.
               (Exact name of Registrant as specified in its charter)


           Delaware
(State of other jurisdiction of
         incorporation)


             36-1115800
(I.R.S. Employer Identification No.)

                            1303 East Algonquin Road
                           Schaumburg, Illinois 60196
                                 (847) 576-5000
           (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                 With a copy to:

     Carl F. Koenemann
Executive Vice President and Chief
     Financial Officer
 1303 East Algonquin Road
Schaumburg, Illinois 60196
      (847) 576-5000

     Jeffrey A. Brown
  Senior Corporate Counsel
  1303 East Algonquin Road
 Schaumburg, Illinois 60196
      (847) 576-5014

    (Name, address, including zip code, and telephone number, including area code, of agent for service)


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
Title of Each Class   Amount to be     Maximum       Maximum    Amount of
 Securities to be     Registered       Aggregate     Offering  Registration
  Registered (1)                     Offering Price   Price        Fee
                                          (2)        Per Unit

 Common Stock, par      3,408,075   $396,393,203.20   $116.31   $104,648.81
 value $3 per share


(1) Includes preferred stock purchase rights relating to shares of Common Stock for no separate consideration. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.
(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the highest and lowest sales prices as reported for the New York Stock Exchange Composite Transactions on
April 27, 2000.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED MAY 4, 2000


PROSPECTUS


                              3,408,075 Shares

                               MOTOROLA, INC.

                                Common Stock



      These shares of Common Stock are being sold by the stockholders of Motorola who are named on page 6 or their donee or pledgee. Motorola will not receive any part of the proceeds from the sale.


      The selling stockholders may offer their shares of Common Stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.


      Motorola Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and trades on U.S. exchanges with the ticker symbol: "MOT". On April 27, 2000, the closing price of one share of Motorola Common Stock on the New York Stock Exchange was $116.50.


      These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have they determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


      Motorola has agreed to pay the cost of the registration of these shares of Common Stock and the preparation of this prospectus and registration statement under which it is filed. The expenses so payable by Motorola are estimated to be approximately $120,000.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement covering them has been declared effective by the SEC. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.






      The date of this prospectus is ________, 2000.



                             TABLE OF CONTENTS
Section                                                       Page

Where You Can Find More Information                              4
Incorporation of Certain Documents by Reference                  4
The Company                                                      5
Use of Proceeds                                                  5
Selling Stockholders                                             6
Certain Relationships                                            6
Plan of Distribution                                             7
Legal Matters                                                 II-1
Experts                                                       II-1



                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

The Company's Current Report of Form 8-K, dated January 5, 2000, as amended on March 17, 2000.

The Company's Current Report on Form 8-K, dated March 23, 2000, as amended on March 24, 2000.

The description of the Common Stock included in the Registration
Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

The description of the Company's Preferred Stock Purchase Rights included in the Registration Statement on Form 8-A dated November 5, 1998, as amended.

      You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                             A. Peter Lawson
                         Secretary, Motorola, Inc.
                         1303 East Algonquin Road
                        Schaumburg, Illinois 60196
                        Telephone: (847) 576-5000.

      You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.


                               THE COMPANY

      "Motorola" (which may be referred to as "we", "us", or "our") means Motorola, Inc. or Motorola, Inc. and its subsidiaries, as the context requires. "Motorola" is a registered trademark of Motorola, Inc.

      Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

Software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and Internet-access products, for consumers, network operators, and commercial, government and industrial customers.

Embedded semiconductor solutions for customers in networking, transportation, and wireless communications and imaging and entertainment markets.

Embedded electronic systems for automotive, communications, imaging, manufacturing systems, computer and industrial markets.

Digital and analog systems and set-top terminals for broadband cable television operators.

      Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (telephone number: (847) 576-5000).


                                USE OF PROCEEDS

      All of the net proceeds from the sale of the Motorola shares will go to the stockholders who offer and sell their shares. Accordingly, Motorola will not receive any proceeds from sales of the Motorola shares.





                             SELLING STOCKHOLDERS

      All of the shares of Common Stock offered hereby are being sold by the stockholders listed below. From time to time, the selling stockholders will determine the number of shares which they may sell. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

                       Shares Beneficially              Shares Beneficially
                       Owned prior to the                  Owned after the
                            Offering                         Offering(1)
                                              Shares to be
                                  Percent of  Sold in the           Percent
     Name                   Number  Class     Offering(1)  Number  of Class
Adelphia Communications
 Corporation                187,022    *         187,022       0        0.0
Charter Investments, Inc.   167,763    *         167,763       0        0.0
Comcast Corporation(2)      749,998    *         749,998       0        0.0
Cox Communications, Inc.    566,756    *         566,756       0        0.0
MediaOne of Delaware, Inc.  264,488    *         264,488       0        0.0
Shaw Communications, Inc.   527,456    *         527,456       0        0.0
Time Warner Cable, a
 Division of Time Warner
 Entertainment
 Company, L.P.              944,592    *        944,592        0        0.0


* Denotes less than one percent.

(1) The information set forth in these columns assumes the selling stockholders will sell all of the shares being offered hereby.

(2) Includes shares beneficially owned by one or more wholly-owned subsidiaries of such person.



                         CERTAIN RELATIONSHIPS


      Set forth below is a description of any material relationships between the Company and the selling stockholders during the past three years. We have agreed to pay the cost of the registration of the shares and the preparation of this prospectus and registration statement under which it is filed. The selling stockholders are responsible for any underwriting discounts and commissions relating to shares of common stock to be sold by the selling stockholders.

      All of the selling stockholders are customers of the Company.

The Company (as successor-in-interest to General Instrument
Corporation) has certain rights of first offer and rights of refusal in connection with the shares being registered hereunder pursuant to a Warrant Issuance Agreement between General Instrument and each of the selling stockholders dated December 16, 1997.






                          PLAN OF DISTRIBUTION


      The selling stockholders, including any donees or pledgees who receive shares from a selling stockholder named above, may offer their Motorola shares of Common Stock at various times in one or more of the following transactions (which may involve block transactions, ordinary brokerage transactions and transactions in which brokers solicit purchases):

on any of the securities exchanges where our Common Stock is listed, including the New York Stock Exchange or the Chicago Stock Exchange, or in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of such exchanges;

in the over-the-counter market;

in negotiated transactions or otherwise, including an underwritten offering;

in connection with short sales of the shares of Common Stock;

by pledge to secure debts and other obligations;

in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws; or

in a combination of any of the above transactions.

      The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

      The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. (The compensation as to a particular broker-dealer might be in excess of customary commissions.)

      The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

      Motorola will pay all fees and expenses incurred in connection with preparing and filing this prospectus and the registration statement. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of Common Stock including stock transfer taxes due or payable in connection with the sale of the shares.

      Motorola will indemnify the selling stockholders and any underwriter of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders, each individually and not jointly, will indemnify Motorola against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933 provided they meet the criteria and conform to the requirements of Rule 144.

                               LEGAL MATTERS

      Certain legal matters will be passed upon for the Company by Jeffrey
A. Brown of the Company's Law Department and Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois. As of May 1, 2000, Mr. Brown owned approximately 200 shares of Common Stock and held options to purchase 3,800 shares of Common Stock, of which options to purchase 900 shares were currently exercisable.


                                 EXPERTS

      The consolidated financial statements and schedule, and the supplemental consolidated financial statements and schedule, of Motorola, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.



                                 PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

             ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an estimate pursuant to instruction to Item 511 of Regulation S-K, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:


Securities and Exchange Commission
Registration Fee


$104,649

Legal Fees and Expenses

  10,000

Accounting Fees and Expenses

   5,000

Miscellaneous

     351

Total

$120,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

      The Registrant's Restated Certificate of Incorporation and its directors' and officers' liability insurance policy provide for indemnification of its directors and officers against certain liabilities.

ITEM 16. EXHIBITS

      The Exhibits to this Registration Statement are listed in the Exhibit Index elsewhere herein.


ITEM 17. UNDERTAKINGS

      (a) The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration
Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
Statement; provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934 that are incorporated by reference in the Registration
Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public


                               SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg and the State of Illinois, on the 4th day of May, 2000.

                                               MOTOROLA, INC.

                                               By: /s/ Carl F. Koenemann
                                                   Carl F. Koenemann
                                                   Executive Vice
                                                   President and
                                                   Chief  Financial Officer


                             POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl F. Koenemann and Anthony Knapp and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) or any successor regulation, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                           *     *     *     *
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

       Signature                        Title                      Date

  /s/Christopher B. Galvin Chairman of the Board and Chief      May 4, 2000
  Christopher B. Galvin    Executive Officer
                           (Principal Executive Officer)

  /s/ Carl F. Koenemann    Executive Vice President and         May 4, 2000
  Carl F. Koenemann        Chief Financial Officer
                           (Principal Financial Officer)

  /s/ Anthony M. Knapp     Senior Vice President and Controller May 4, 2000
  Anthony M. Knapp         (Principal Accounting Officer)


  /s/ Ronnie C. Chan        Director                            May 4, 2000
  Ronnie C. Chan


  /s/ H. Laurance Fuller    Director                            May 4, 2000
  H. Laurance Fuller


  /s/ Robert W. Galvin      Director                            May 4, 2000
  Robert W. Galvin


  /s/ Robert L. Growney     Director                            May 4, 2000
  Robert L. Growney


  /s/ Anne P. Jones         Director                            May 4, 2000
  Anne P. Jones


  /s/ Judy C. Lewent        Director                            May 4, 2000
  Judy C. Lewent


  /s/ Dr. Walter E. Massey  Director                            May 4, 2000
  Dr. Walter E. Massey


  /s/ Nicholas Negroponte   Director                            May 4, 2000
  Nicholas Negroponte


  /s/ John E. Pepper, Jr.   Director                            May 4, 2000
  John E. Pepper, Jr.


  /s/ Samuel C. Scott III   Director                            May 4, 2000
  Samuel C. Scott III


  /s/ Gary L. Tooker        Director                            May 4, 2000
  Gary L. Tooker


  /s/ B. Kenneth West       Director                            May 4, 2000
  B. Kenneth West


  /s/ Dr. John A. White     Director                            May 4, 2000
  Dr. John A. White



                             EXHIBIT INDEX

Exhibit
Number                        Description

4.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i)(b) to the Registrant's
          Quarterly Report on Form 10-Q for the quarter ended April 2, 1994 (File No. 1-7221)).
4.2 Certificate of Designations, Preferences and Rights of Junior Participating Preferred Stock, Series B (incorporated by reference to Exhibit 3.3 to Motorola's Registration Statement on Form S-3 dated January 20, 1999 (Registration No. 333-70827)).
4.3       By-Laws, as amended through May 2, 2000.
4.4 Rights Agreement, dated as of November 5, 1998 between Motorola, Inc. and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 1.1 to Registrant's Registration Statement on Form 8-A/A dated March 16, 1999 (File No. 1-7221)).
5 Opinion of Jeffrey A. Brown, Senior Corporate Counsel, Motorola Corporate Law Department.
23.1      Consent of KPMG LLP.
23.2 Consent of Jeffrey A. Brown, Senior Corporate Counsel, Motorola Corporate Law Department (included as part of Exhibit 5).
24        Powers of Attorney (included on signature page).